Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2020 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Dorchester Minerals, L.P. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Dorchester Minerals, L.P. on Form S-3 (File No. 333-233220) and on Forms S-4 (File No. 333-202918 and File No. 333-231841).

/s/ GRANT THORNTON LLP

Dallas, Texas

February 27, 2020